FOR IMMEDIATE RELEASE

CAPSTONE ANNOUNCES $4.0 M ORDER FOR C200 PRODUCT AND SELLING OUT 2008 C200 PRODUCTON

CHATSWORTH, Calif.--(BUSINESS WIRE)—Jan. 07, 2008--Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST), the world's leading clean technology manufacturer of microturbine energy systems announced today that it has received an order for approximately $4.0M from BPC Energy Systems in Moscow, Russia for its new 200kW microturbine product. In addition, Capstone announced that with this order it has effectively "sold out" of its planned initial calendar year 2008 production. The new 200kW offering was launched in September 2007 and the C1000 product family was released at the Power-Gen International trade show in New Orleans in December 2007.

Capstone's C200 product development program is partially funded by UTC Power Corporation which is providing $12.8 million in cash and in kind services in exchange for a 10% royalty payment. "The new ultra clean, light weight, air bearing design is scheduled to commence commercial production in September 2008 with an initial 28 production slots available in calendar 2008 and another 110 slots for 2009," said Leigh Estus Capstone's Senior Vice President, Operations. "As of today we have firm orders for 42 units with approximately 29 of these orders requiring 2008 delivery dates," added Estus.

"Obviously, I am extremely pleased with the success of our initial launch of the C200 and C1000 product families," stated Darren Jamison, Capstone's President and Chief Executive Officer. "Capstone's engineering, procurement and manufacturing teams are currently looking at ways to increase our production and hope to make available 20 additional production slots in calendar 2008 and increase 2009 slots from 110 to 160," added Jamison.

"The amount of interest and inquiries we have received since we showcased the C200 and C1000 products at PowerGen International last month has been encouraging," said Jim Crouse, Capstone Turbine Corporation's Executive Vice President of Sales and Marketing. "I believe this initial order activity demonstrates the market is looking for ultra-clean and highly reliable power generation solutions in the 200kW to 2MW space," added Crouse.

This new family of microturbine-based products provides solutions in the 200kW, 600kW, 800kW and 1,000kW range in a single standard sized container. These new products will provide all the low emissions and low maintenance benefits in a compact footprint that will extend the application of Capstone microturbines into the multi-megawatts project size.

Other key features will include Capstone's patented air bearing, remote monitoring and diagnostic capabilities, and integrated utility synchronization and protection. The small, modular design will allow for easy and low-cost installation. Five and nine year Capstone Factory Protection Plans are also available.

"It is not surprising that the majority of our early adopters of the C200 product family are in Europe and Russia as these markets have historically supported new environmentally superior products," added Jamison. "However, as I stated previously, I believe this new product line will also have great applications in the United States and it reinforces our commitment to provide our customers with the best distributed generation products available," added Jamison.

About Capstone Turbine

Capstone Turbine Corporation (www.microturbine.com; NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 4,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Bath, Shanghai and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about new sales opportunities for Capstone globally for its new C200, C600, C800 and C1000 product line, new production capacity and the environmental and maintenance advantages of our products. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contact:	Capstone Turbine Corporation Alice Barsoomian, 818-407-3628